EXHIBIT 11.1

Carson Pirie Scott & Co. and Subsidiaries
Computation of Per Share Earnings
(dollars in thousands, except per share amounts)

                                      Three months ended
                                 ------------------------------
                                 May 4, 1996    April 29, 1995
                                 ------------------------------
Net income                             $9,686          $34,380
                                    =========        =========
Primary:
Weighted average number of
  common shares outstanding        16,325,904       18,393,730
Weighted average number of
  common share equivalents--
  stock options                       474,584          302,848
                                  -----------        ---------
Total common and
  common share equivalents         16,800,488       18,696,578
                                  -----------      -----------
Primary net income per share            $0.58            $1.84
                                   ==========       ==========
Fully Diluted:
Weighted average number of
  common shares outstanding        16,325,904       18,393,730
Weighted average number of
  common share equivalents--
  stock options                       531,968          302,848
                                   ----------        ---------
Total common and common
  share equivalents                16,857,872       18,696,578
                                  -----------      -----------
Fully diluted net
  income per share                      $0.57            $1.84
                                  ===========      ===========

Primary net income per share was computed using the treasury stock method, assuming common share purchases at the average market price of the common shares for the period.

Fully diluted net income per share was computed using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the period or the ending price of the common shares.













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